Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated April 27, 2020 (including amendments thereto) with respect to the shares of Common Stock, $0.01 par value per share, of Professional Diversity Network, a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

DATED: April 27, 2020

By:	/s/ Pui Lan Patrick Tsang
Pui Lan Patrick Tsang

Malven Group Limited

By:	/s/ Pui Lan Patrick Tsang
Name:	Pui Lan Patrick Tsang
Title:	Director